Berliner Communications Announces Exchange Transaction with Largest Stockholder

Transaction to Increase Public Float by over Five Million Shares

ELMWOOD PARK, N.J., September 15, 2008 — Berliner Communications, Inc. (“BCI” or the “Company”) (OTC BB: BERL), an end-to-end provider of outsourced services for the wireless communications industry, today announced that it has entered into an agreement providing for a one-for-one share exchange with Old Berliner, Inc. (“Old Berliner”), the Company’s largest shareholder. The transaction is designed to increase the number of shares in the Company’s “public float,” improve liquidity for its shareholders, and also satisfy the Company’s contractual obligation to register shares for distribution to Old Berliner’s shareholders.

Pursuant to the agreement, Old Berliner will transfer substantially all of its assets to BCI, consisting primarily of approximately 13 million shares of BCI common stock, and BCI will issue an equal number of newly issued shares of its common stock to Old Berliner. Old Berliner will then be required to liquidate and distribute these shares to its shareholders. The issuance and distribution of these shares will be pursuant to a registration statement to be filed with the SEC. The Company will continue to have the same number of shares outstanding before and after the closing, expected to be in early 2009. Significantly, the Company expects this transaction to increase its public float by placing approximately five million shares in the hands of non-affiliates.

Rich Berliner, CEO of BCI, stated, “This transaction enables us to substantially increase the liquidity of our stock and expand our public float, two important steps we have been working towards for some time for the benefit of BCI’s existing and future shareholders. I believe our institutional investors, and other shareholders as well, will also appreciate the simplified ownership structure that will be the result of this transaction. I am also pleased that the stockholders of Old Berliner will finally have freely tradable shares, and I look forward to continuing to represent them when they become direct stockholders of BCI.”

Old Berliner currently owns approximately 49.7% of the outstanding common stock of BCI. Mr. Berliner owns approximately a 57.4% of the stock of Old Berliner. After the transaction closes, Mr. Berliner is expected to be the largest shareholder of BCI with approximately 7.4 million shares, or 29% of the Company’s outstanding common stock. He has indicated that he has no current plans to sell any portion of his stock in the Company as part of this transaction or otherwise.

The transaction remains subject to certain conditions set forth in the Agreement and Plan of Reorganization, dated September 9, 2008, including approval of the shareholders of Old Berliner. Under the agreement the Company will not assume any liabilities or obligations of Old Berliner. The transaction is designed to qualify as a tax-free reorganization for purposes of U.S. tax law.

About Berliner Communications, Inc.
Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is an end-to-end provider of outsourced services for the wireless communications industry, including planning, deployment and management of network build-outs. BCI provides wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. For more information about Berliner's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified, including, but not limited to our stock price, trading volume, and liquidity, do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward- looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

Contact:	Berliner Communications, Inc.
Rich Berliner
201-791-3200
berlinerr@bcisites.com

Investor Relations:
Hayden Communications
Peter Seltzberg
212-946-2849
Peter@Haydenir.Com